EXHIBIT 99.1

For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293

Lodgian Names Dr. Sheryl E. Kimes to Board of Directors

     ATLANTA, Ga., September 1, 2004—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that it had added Sheryl E. Kimes, Ph.D., to the company’s board of directors. Dr. Kimes is a professor of operations management at Cornell University’s School of Hotel Administration.

     “Sherri Kimes is a highly respected research and teaching professional in our industry and also brings a wealth of industry-related experience to our board,” said Tom Parrington, Lodgian’s president. “With her research interests and expertise in yield management, hotel location, and service quality, she will be an invaluable resource for us and adds a unique perspective to our board. On the industry side, she has provided yield-management consulting and training for a wide range of national and international hospitality concerns, including Starwood Asia-Pacific, Starwood Europe, Troon Golf, and Chevy’s FreshMex Restaurants.”

     Dr. Kimes earned her doctorate from the University of Texas at Austin in 1987. She has published over 30 journal articles, and serves on the editorial board of a number of highly respected industry publications, including the prestigious Cornell Hotel and Restaurant

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     Administration Quarterly. She is the author/co-author of over 20 national and international conference papers and has been an invited speaker at international conferences. She was awarded the La Quinta Research Fellowship, and has received 15 university research grants. Dr. Kimes has been listed in Who’s Who and has been named as the Cornell University School of Hotel Administration Graduate Teacher of the Year three times.

     Prior to entering academia, Dr. Kimes worked as an energy coordinator and consultant and conducted seminars on energy conservation across the U.S. She frequently serves as a revenue management consultant in the private sector and conducts seminars around the world.

     Dr. Kimes is a member of the International Federation of Operations Research and Management Science, Decision Sciences and the Beta Gamma Sigma Honorary Scholastic Society. She is the current director of graduate studies for the School of Hotel Administration

About Lodgian

     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 87 hotels with 16,366 rooms located in 30 states and Canada. Of the company’s 87-hotel portfolio, 74 are under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) and Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and 10 are affiliated with four other nationally recognized hospitality brands. Three hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Website: www.lodgian.com.

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     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially.

     The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time- to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.